Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

SPONSORED RESEARCH AGREEMENT

AGREEMENT (Agreement), effective as of __________, between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and Silo Pharma Inc., a Delaware corporation (“Company”)

WITNESSETH:

WHEREAS, the Company desires to receive from Columbia, and Columbia is willing to grant (i) an exclusive option to obtain an exclusive, compensation bearing worldwide license to the Background Patents and Inventions (as hereinafter defined) in the Field (as hereinafter defined), and (ii) subject to Section 1, a non-exclusive, worldwide license to the Research Information (as hereinafter defined) in the Field (collectively, the “License”).

WHEREAS, Columbia has established a laboratory directed by Dr. Christine Denny, to conduct certain scientific research in the public interest; and

WHEREAS, the Company wishes to provide financial support for such research, described in Section 1, and in order to obtain certain rights with respect to the results of the research;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Option to Background Patents and Inventions.

(a) Subject to the terms and conditions contained herein, Columbia hereby grants to Company an exclusive option to negotiate in good faith an exclusive license agreement (the “License Agreement”) in the Field and in the Territory (each as defined in the Term Sheet) with respect to Background Patents (as defined in this Section 1a) and Inventions (as defined in Section 4(a)) (the exclusive option, the “Option”) based substantially on the terms set forth in Exhibit B hereto (the “Term Sheet”) and such other customary terms and conditions as required by Columbia’s policies and regulations. “Background Patents” shall mean certain patents and patent applications disclosed on Exhibit B attached hereto. This Agreement does not i) constitutes an agreement to enter into any transaction described in the Term Sheet or ii) constitutes any duty or obligation to proceed with any of the proposed transactions described in the Term Sheet.

(b) The term of the Option will commence on the Effective Date and will expire upon the earlier of (i) ninety (90) days after the date of Company’s receipt of a Final Research Report (“Option Period”) for each specific research proposal outlined in Exhibit A or (ii) termination of the Research. The Option Period may be extended by written agreement of Columbia and Company. The Option Period may be earlier terminated as provided in Section 1(e) below.

(c) If Company elects to exercise the Option, Columbia and Company will promptly commence negotiation of the License Agreement in good faith. Subject to the provisions of Section 1(e)(ii), Company and Columbia will execute the License Agreement no later than three (3) months after the date of the exercise of the Option (“Negotiation Period”). Such License Agreement will be based substantially on the Term Sheet and such other customary terms and conditions as required by Columbia’s policies and regulations (save to the extent the same are required to be revised in accordance with the subsequent sentence below). The License Agreement is to include a royalty on net sales of products as set forth in the Term Sheet, provided that, with respect to Inventions, such royalty rate shall be revised at the request of Columbia, effective when the resulting Inventions first becomes available for use, or if necessary to comply with Internal Revenue Procedure Ruling 97-14 or successor IRS guidance for tax-exempt bond financed facilities (“RP 2007-47”).  The parties understand and agree that the terms of consideration for such Inventions are intended to be competitive arm’s-length market-based terms and, in order to comply with RP 2007-47, the appropriate terms of consideration will be validated (subject to revision) against market rates at the time the resulting technology first becomes available for use. Columbia will not offer, sell, transfer, assign or enter into any license or grant any rights to the Background Patents and Invention in the Field and in the Territory or negotiate the same with any commercial third party during the Option Period and Negotiation Period.

(d) Consideration for the Option.

(i) Option Fee. Columbia has agreed to waive the option fee.

(ii) Patent Prosecution. During the Option Period and the Negotiation Period, Columbia, by counsel it selects and who shall be reasonably acceptable to the Company, will prepare, file, prosecute and maintain Background Patents in Columbia’s name in the Territory, and in Columbia’s reasonable discretion and will consider any reasonable comments or suggestions by Company with respect to the same. As consideration for the Option, Company will reimburse Columbia for the expenses incurred by Columbia for the filing, prosecuting and maintaining the Background Patents in the Territory during the Option Period and Negotiation Period.

(iii) Support of Research at Columbia. As further consideration for the Option, the Company shall sponsor research at Columbia in accordance with the terms set forth in Sections 2 and 3 of this Agreement.

(e) Termination for Cause; Expiration of Option; Effect of Termination or Expiration of Option.

i. This Option shall automatically terminate if Columbia terminates this Agreement during the Option Period or the Negotiation Period due to Company’s uncured material breach pursuant to Section 10.

ii. This Option will automatically terminate and be of no further force or effect if (i) the Company fails to exercise the Option within the Option Period or (ii) if the Company exercises the Option within the Option Period but the parties fail to execute the License Agreement prior to the expiration of the Negotiation Period.

iii. Upon termination or expiration of the Option in accordance with this Section 1(a) or Section 1(e), Columbia shall have no obligation to Company with respect to the Background Patents, Inventions and Research Information (the “Technology”) and will be free to negotiate with, and license, such Technology to any party on any terms Columbia so desires.

f. During the Negotiation Period, and as a condition to Columbia entering into the License Agreement:

i. Columbia shall have received satisfactory responses to its reasonable requests for information from Company, and Columbia shall have completed its due diligence review to its satisfaction, acting reasonably and in good faith;

ii. Each party shall have received all necessary internal approvals for the transactions contemplated under the Option; and

iii. Company shall have submitted to Columbia a complete development plan acceptable to Columbia, acting reasonably and in good faith.

2. Conduct of Research. Columbia shall conduct research in a laboratory at its CUIMC campus, under the direction of Dr. Christine Denny (“Principal Investigator”) in accordance with the proposals set forth in Exhibit A to this Agreement (“Research”).

3. Support for the Laboratory. During a one year period (the “Research Period”) beginning on the date of this Agreement, the Company shall pay a total of $ [*] US to Columbia for the support of the Research, payable to Columbia according to payment schedule in Exhibit A, in advance. The first payment will be due within ten (10) days after the date of this Agreement, with subsequent payments due according to the payment schedule in Exhibit A. Checks shall be drawn to the account of The Trustees of Columbia University in the City of New York and mailed to the following address. Please indicate the sponsor’s name, the investigator’s name, and the sponsored project account, if known.

The Company shall remit payments as follows:

The Company shall send checks to the following:

THE TRUSTEES OF COLUMBIA UNIVERSITY

IN THE CITY OF NEW YORK

Sponsored Projects Finance

PO Box 29789

General Post Office

New York, NY 10087-9789

Email address: [*]

The Company shall wire funds to the following:

Account Number #: [*]

Swift #: [*]

Account Name: [*]

Other identifying info: [*]

ACH Routing/Transit (ABA) #: [*]
Duns#: [*]

Columbia shall discuss, if the Company so requests, budgetary matters with the Company but reserves the sole right to make the final determination regarding the allocation of resources and expenditures under the research project. Columbia may reallocate the amounts under each category in Exhibit A, provided the total remains the same.

4. Reports of Research; Confidentiality.

a. Columbia, through its office of Columbia Technology Ventures, shall make a report (“Invention Disclosure Report”) to the Company for any new and useful invention, process, machine, manufacture or composition of matter conceived of or first reduced to practice during the term of this Agreement in the performance of Research under this Agreement (“Invention”) that the Principal Investigator, or an individual working under his or her direction, reports to Columbia Technology Ventures.

b. Columbia, through its Principal Investigator, shall furnish the Company periodically, subject to the reasonable discretion of the Principal Investigator, with a written report summarizing Research activity not previously reported to the Company under Section 3(a) of this Agreement (“Research Information Report”), which will include a summary of information and materials developed in the course of Research under this Agreement, but which does not constitute an Invention (“Research Information”). Columbia, through the Principal Investigator, shall furnish the Company with a final report of the Research within ninety (90) days following the end of the Research Period.

c. The Company shall treat as confidential all Invention Disclosure Reports and Research Information Reports, as well as any other reports, information, and materials furnished under this Agreement that Columbia has designated as “Confidential.” Except to the extent permitted under a license agreement entered into under Section 4 of this Agreement, for the term of this Agreement and five (5) years after that, the Company shall not disclose or make available any information disclosed in the Invention Disclosure Reports and Research Information Reports and other confidential reports, information, and materials to any third party without Columbia’s written permission and shall use Inventions and Research Information only to evaluate its interest in licensing the Inventions or Research Information.

d. Columbia may, but is not obligated to, receive confidential information from the Company. Columbia shall not disclose or make available confidential information received from the Company to third parties without the Company’s written permission for the term of this Agreement and five (5) years after that. Columbia’s obligations under this paragraph apply only to information which the Company has designated in writing as “Confidential” and which the Company submits so marked to Columbia Technology Ventures.

e. The obligations of confidentiality under this Section 3 do not apply to any information which: was known to the party receiving the information before receipt of the information from the other party, was or becomes a matter of public information or publicly available through no act or failure to act on the part of the party receiving the information, is acquired by the party receiving the information from a third party entitled to disclose the information to it, or either party develops independently as evidenced by that party’s contemporaneous written documentation.

f. Defend Trade Secrets Act. Notwithstanding the preceding, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Columbia policy is intended to conflict with this statutory protection, and no Columbia trustee, director, officer, or member of management has the authority to impose any practice to the contrary.

5. Company Licenses; Indemnification.

a. Columbia will have sole right, title, and interest to any Inventions and Research Information. Ownership of any new and useful invention, process, machine, manufacture or composition of matter conceived of or first reduced to practice during the term of this Agreement and in the performance of the Research hereunder will be determined according to the obligations of each inventor to their respective institution or employer. Inventorship of inventions shall be determined according to U.S. patent law. The parties agree to negotiate in good faith any decisions regarding the filing, prosecution and commercialization of any jointly owned intellectual property developed under this Agreement, which shall be memorialized in a separate document executed by both parties.

b. Subject to the Company’s rights described in Sections 5(a) and 5(b) and except for the purpose of evaluating its interest in licensing the Inventions and Research Information, the Company will have no right to use Inventions and Research Information for any other purpose whatsoever, and will indemnify, defend and hold Columbia harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys fees) based on or arising out of its use of Inventions and Research Information. The Company will reimburse Columbia for the cost of enforcing this provision.

6 Patent Prosecution.

a. Within thirty (30) days of receiving an Invention Disclosure Report under Section 4(a), the Company shall advise Columbia in writing whether it wants a patent application to be made for that Invention and in which countries within the Territory. However, in no event shall that patent applications, or Company’s written advisement, constitute, nor be deemed to constitute, any grant of right to Company to exploit or otherwise make, use, or sell that Invention in the absence of the execution of a License Agreement.

b. If the Company agrees that it wants applications for patents to be made, Columbia will prepare, file and prosecute such applications in Columbia’s name and in the selected countries within the Territory.

c. The Company understands that the Company shall promptly reimburse Columbia for all the reasonable expenses Columbia has incurred and shall pay expenses incurred in the future (until the Company no longer retains its right to negotiation under Section 1) in so filing and prosecuting those applications, including attorneys’ fees, taxes, annuities, issue fees, working fees, maintenance fees, and renewal charges, plus a five percent processing fee.

d. If the Company does not wish to have a patent application filed or prosecution continued for an Invention in a particular country or countries within the Territory, Columbia may file that application or continue prosecution at its own expense, and Columbia will be free to enter into a licensing agreement for or otherwise dispose of its patent rights in that Invention for the countries within the Territory for which Columbia has filed those applications or continued the prosecution at its own expense with any other person or entity on any terms.

7. Columbia Governance of the Research; Title to Property; Company, an Independent Contractor. Columbia will be solely responsible for the governance of the Research conducted under this Agreement. Professional and other staff working on the Research will be employees of Columbia appointed under and subject to Columbia’s policies and procedures for faculty and other personnel. Title to all equipment acquired by Columbia to perform the Research and all equipment, materials, and other tangible results of the Research will vest in Columbia upon acquisition. The Company is not an agent, joint venturer, or partner of Columbia.

8. Project Disclosure; Freedom of Publication. Columbia shall require all individuals conducting Research under this Agreement and working under the supervision of the Principal Investigator, including the Principal Investigator (“Researchers”), to comply with the project disclosure and publication conditions described in this Agreement. Columbia, through its Principal Investigator, shall use its reasonable efforts to deliver to the Company copies of the scientific articles, papers and abstracts it receives from Researchers (in addition to any Invention Disclosure Reports and Research Information Reports, as provided in Sections 4(a) and 4(b) of this Agreement, respectively), and the Company shall have thirty (30) days from the date drafts of proposed abstracts of scientific articles and papers are sent to the Company before the Researcher(s) submit those proposed abstracts of scientific articles and papers for publication. The Company may review the proposed publications and, if it can do so without compromising its present or potential patent rights, shall waive all or a portion of the review period set forth in this Agreement. The Company will review portions of proposed publications, as they are made available, and will conduct its review of those portions in a manner comparable to its review of complete proposed publications. At the end of the review period under this Section 8, the authors will have the right, in their sole discretion, to submit for publication the scientific articles, papers, and abstracts. If Columbia desires to publish a scientific article, paper, and abstract before the expiration of the review period under this Agreement, it may do so provided that it files for a patent before its publication. If the Company later elects to license such patent pursuant to Section 1, it will reimburse Columbia for the expenses incurred in filing for the patents.

The Company acknowledges that Columbia is dedicated to the free scholarly exchange and to the public dissemination of the results of its scholarly activities. Except for Columbia’s obligations under Sections 4 and 8, nothing in this Agreement shall restrict the right of Columbia and its faculty and other employees to publish, disseminate or otherwise disclose the Research.

8. Export Control Laws

a. Exports and Imports and International Trade Compliance. Each party agrees not to take any action, directly or indirectly, that would violate or cause the other party to violate United States laws and regulations, including, without limitation, regulations and rules regarding sponsored research, trade and import and export controls (the “Export Laws”).   In that connection, the Company confirms it is each of the following:

(i) not a Restricted Party and that no agency of the U.S. Government has denied, suspended, or otherwise abridged the Company’s export or import privileges.  A “Restricted Party” means any  company or individual on the Department of Treasury Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons or List of Foreign Sanctions Evaders, on the Denied Persons List, the Entity List, or the Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security or on any other list maintained by any governmental agency restricting the export of any items to or other transactions with specific individuals, companies or other entities;

(ii) not directly or indirectly owned or controlled by or acting on behalf of others whose interests in the Company taken in the aggregate make the Company subject to U.S. trade sanctions or restrictions;

(iii) not directly or indirectly owned or controlled by or acting on behalf of a government of or entity located in a country subject to economic sanctions programs that are or may be maintained by the U.S. Government; and

(iv) not otherwise restricted, embargoed, or prohibited under applicable law from entering into agreements with U.S. entities and individuals.

The Company shall not export, re-export or otherwise transfer to any individuals or entities identified in items (i)-(iv) above any hardware, software, technology or services provided by Columbia under this Agreement.  The Company confirms that it does not intend for the hardware, software, technology or services that Columbia provides under this Agreement to be used for any purposes prohibited by U.S. export control laws and regulations, including without limitation nuclear, chemical, or biological weapons proliferation, or for military end-uses or military end-users.  The provisions of this section will remain in full force and effect during the term of this Agreement, and the Company will immediately notify Columbia of any events or changes that may conflict with the assurances and statements provided hereunder.

b. The Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. The Company shall obtain any necessary U.S. government license or other authorization required under the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia under this Agreement and products created as a result of that data.

9. Prohibition Against Use of Name. The Company shall not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, or any other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent.

10. Term of Agreement.

a. Subject to federal, state, local, or Columbia’s internal compliance requirements, this Agreement shall be effective as of the date first set forth above and shall continue in full force and effect, unless earlier terminated as provided in this Agreement, for the Research Period. Columbia does not warrant that the Research will be completed by the end of the Research Period. Upon expiration of this Agreement, Columbia may utilize the unexpended and/or uncommitted funding as it deems appropriate, including continuing work on the Research.

b. Upon 30 days prior written notice, either party may terminate this Agreement for a material breach of the Agreement by the other party if that breach has not been cured within 30 days after written notice of the breach has been given.

c. This Agreement shall automatically terminate if either party commits any act of bankruptcy, becomes insolvent, is unable to pay its bills as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it.

d. The Company’s obligations under Sections 4(c), 4(d), 5(b), 9, 10(d), 10e, 11, and 14 shall survive the termination of this Agreement. On termination of this Agreement because of the Company’s default, the Company will have no further rights under this Agreement, and all licenses granted under Section 4 shall automatically terminate on the date of termination of this Agreement.

e. Under no circumstances whatsoever shall the liability of Columbia together with the liability of any of its faculty, officers, employees, students or agents exceed the payments made to Columbia by the Company under this Agreement.

11. Notices. Any notice required or permitted under this Agreement is sufficient if in writing and is considered given (a) when mailed by certified mail (return receipt requested), postage prepaid, or (b) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, or (c) when mailed by email (delivery receipt requested and read receipt requested) if to an email address provided below, as follows:

if to Columbia, to:	Executive Director
Columbia Technology Ventures
Columbia University
80 Claremont Avenue, #4F, Mail Code 9606
New York, NY 10027-5712

email: [*]

copy to:	General Counsel
Columbia University
412 Low Memorial Library
535 West 116th Street, Mail Code 4308
New York, New York 10027

email: [*]

if to the Company, to:	Silo Pharma Inc.
560 Sylvan Ave.
Suite 560
Englewood Cliffs, NJ 07632

email: eric@silopharma.com
copy to:
Sheppard Mullin
30 Rockefeller Plaza
New York, NY 10112

email: rafriedman@sheppardmulllin.com

or to another address, as a party may specify by notice under this Agreement.

Provided, however, except for notices of breach, Columbia may send invoices related to license fees and patent expenses to the following email address eric@silopharma.com; provided, further, except for notices of breach, Columbia may send invoices related to the Patents in accordance with Section 5 to the following email address: eric@silopharma.com.

12. Assignment. This Agreement and all rights and obligations under this Agreement shall not be assigned (whether through merger or consolidation, by operation of law, or otherwise) without the written consent of the other party, and any attempt to assign without that consent shall be void.

13. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties and supersedes all previous agreements, written or oral. This Agreement may be amended only by an instrument in writing duly executed on behalf of the parties.

14. Governing Law; Miscellaneous. This Agreement is governed by New York law applicable to agreements made and to be performed in New York. Nothing in this Agreement will be construed as a promise or represEntation by Columbia to achieve any specific or usable research RESULT. In the event of a conflict between this Agreement and any attachment to this Agreement, the terms of this Agreement will govern.

15. Execution in Counterparts; Fax or Electronic Transmission. This Agreement may be executed in counterparts and by fax or electronic transmission.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year that is first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK	Silo Pharma Inc.

By:	By:
Printed Name:	Eric Weisblum
Position Title:
TTS#s: [*]	Title:
RASCAL#: [*]	CEO

Michael Shelanski, MD, PhD
Senior Vice Dean For Research

[Dean of School, if the school is not the College of P & S]

I have read the above Agreement and agree to comply with the provisions as they apply to me.

[Chair of Department]

By:
Principal Investigator

EXHIBIT A

Research Proposals

Proposal 1: ALZHEIMER’S DISEASE PROJECTS WITH COMBINED DRUGS TARGETING NDMARS AND 5-HT4RS

Experimental assays

1.	Working Memory (WM): NOR

2.	Short-term Memory (STM): 3-shock CFC

3.	Long-term Memory (LTM): 3-shock CFC

4.	Spatial Memory: Morris Water Maze

Immunohistochemistry assays (ex vivo analysis)

1.	Does (R,S)-ketamine + prucalopride alter plaque burden in the aforementioned mouse models of Alzheimer’s disease?

2.	Does (R,S)-ketamine + prucalopride alter inflammatory markers (e.g., Iba1) in the aforementioned mouse models of Alzheimer’s disease?

3.	Does (R,S)-ketamine + prucalopride alter senescent markers in the aforementioned mouse models of Alzheimer’s disease?

Budget

1.	Direct Costs: $[*]

2.	CU [*%]: $[*]

3.	Total: $[*]

Proposal 2: DEPRESSION / PTSD / STRESS PROJECTS WITH COMBINED DRUGS TARGETING NDMARS AND 5-HT4RS

Experimental assays

5.	Contextual Fear Conditioning (CFC): Does (R,S)-ketamine + prucalopride improve a moderate stressor phenotype?

a.	129S6/SvEv mice

6.	Learned Helplessness (LH): Does (R,S)-ketamine + prucalopride improve a severe stressor phenotype?

a.	129S6/SvEv mice

7.	Stress-enhanced fear learning (SEFL) (PTSD Model): Does (R,S)-ketamine + prucalopride improve PTSD-related phenotypes when administered following induction of stress?

a.	129S6/SvEv mice

8.	CORT (Relapse/Recurrence): Does (R,S)-ketamine + prucalopride improve stress-related phenotypes when administered following bouts of depression?

a.	C57Bl/6J mice

Immunohistochemistry assays (ex vivo analysis)

1.	We can assay for inflammation.

2.	We can assay for neural activity using c-fos.

3.	More detailed analyses are included in each tab of xls file.

Budget

4.	Direct Costs: $[*]

5.	CU [*%]: $[*]

6.	Total: $[*]

Payment Schedule:

[*%] at [*] - $[*]

[*%] at [*] - $[*]

[*%] at [*] - $[*]

[*%] at [*] - $[*]

EXHIBIT B

TERM SHEET

TERM SHEET BOILERPLATE

Parties	The Trustees of Columbia University in the City of New York (“Columbia”) and Silo (the “Company”).
Field of Use	All uses of ketamine or it’s metabolites in combination with Prucalopride.
Patents	“Patent” or “Patents” shall mean Columbia’s rights in the United States and foreign patents and/or patent applications listed in Exhibit A; any and all patents issuing from the patent applications listed in Exhibit A and from any divisionals and continuations of such patent applications, and any reissues, re-examinations, renewals, substitutions and extensions of such patents, that claim priority to the patents and/or patent applications listed in Exhibit A (“Patents”), including any and all claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A, but provided only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; Patents shall not include any patents or patent applications based on research conducted after the Effective Date of the license, except as otherwise agreed in a separate writing.
Technical Information	Know-how, technical information, and data provided by Columbia related to the Patents.
Materials	The tangible physical material, if any, delivered to the Company.
Territory	Worldwide
Patent Products	Any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of which is covered by a claim of a Patent.
Enabled Products (or Services)	Any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use of or incorporation, in whole or in part, of Technical Information and/or Materials.

Products (and Services)	Products shall mean a Patent Product and/or Enabled Product (and/or Service).
Grant of Rights

● Exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory;

● Non-exclusive license to use Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory;

● Exclusive license to use Materials to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory;

● Right to sublicense Patents under certain conditions.

Upfront Payment (also known as License Issue Fee)	$[*]nonrefundable.
Annual License Maintenance Fee

● $[*] payable on the [*] and [*] anniversaries of the license agreement, creditable [to earned royalties and/or milestone payments] in the same calendar year;

● $[*] payable on the [*] and each subsequent anniversary of the license agreement, creditable to earned royalties [and/or milestone payments] in the same calendar year.

Milestone Payments	● $[*] acceptance of IND submission ● $[*] upon completion of Phase II ● $[*] upon completion of pivotal trial ● $[*] upon Regulatory approval
Royalty Rate

[*%] of Net Sales on Patent Products; [*%] of Net Sales on Enabled Products (% of Services).

Such royalty rate shall apply to Products sold by the Company, its sublicensees, affiliates, and to any entity that acquires Company. No stacking of royalties. Net Sales shall mean the greater of gross invoice or contract price charged OR actual consideration paid by customers for the Product, less [*]% (in lieu of all other deductions such as taxes, shipping charges, allowances, etc.) prior to calculating royalties due.

Minimum Annual Royalty	● $[*], in year[*] after the [*] commercial sale of a Product, and each year thereafter, creditable to earned royalties in the same calendar year.
Sublicensing

Full pass-through royalty and a percentage (%) of other cash and non-cash consideration received for sublicensing by Company according to the following schedule, regardless of whether the sublicense relates to Columbia assets in whole or in part:

● [*%] prior to submission of an IND

● [*%]after acceptance of an IND but prior to completion of Phase II

● [*%] upon completion of Phase II but prior to Regulatory Approval

● [*%] upon Regulatory Approval and thereafter

Sale of License	[*%]of Sale price on the event of the license is sold, assigned or otherwise transferred to a third party.

Best Efforts/Diligence Requirements

Company shall achieve the following by the dates specified:

● Adhering to its executive summary/business plan/development plan, a current version of which is attached as Exhibit B;

If the Company does not achieve any of the diligence requirements above by the dates specified, Columbia can convert to a non-exclusive license or terminate at Columbia’s discretion.

Patent Prosecution	Columbia will prepare, file, prosecute, and maintain the Patents using counsel selected by Columbia to which Company has no reasonable objection. Company will reimburse Columbia for all reasonable expenses it has incurred prior to the effective date of the license agreement, plus a [*] processing fee, and will pay all reasonable expenses incurred in the future in so preparing, filing, prosecuting and maintaining the Patents, plus a five percent processing fee.
Term	The longer of the statutory duration of the Patents or 20 years from the first commercial sale of a Product on a country-by-country basis.
Global Social Responsibility	Company and Columbia shall take into consideration the principle of “Global Social Responsibility” when executing the full license agreement. “Global Social Responsibility” means facilitating the availability of Licensed Products in Developing Countries (i.e., The World Bank’s listing of “Low-Income Economies”) at locally affordable prices to improve access to such Products in Developing Countries.

●	Please note additional terms, including the following: indemnification and insurance requirements; disclaimer of representations and warranties by Columbia; control of patent enforcement by Columbia; rate adjustment on challenge of Columbia patents; prohibition on the use of Columbia name; reservation of rights by Columbia to use technology for research purposes and to permit others to use the same for non-commercial research purposes.

The parties agree that no binding obligations will be created until a written definitive agreement has been duly executed and delivered by authorized representatives of the parties. Subject to the foregoing, it is understood that the parties are free to terminate the discussions at any time for any reason prior to the execution of such a written definitive agreement.

EXHIBITS

Exhibit C – Licensed Patents

IR #	Country	Filing Date	Application Number	Patent Title	Status
[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*], [*]	[*]	[*]	[*]/[*]/[*]	[*]	[*]
[*]	[*]	[*]	[*]/[*],[*]	[*]	[*]
[*]	[*]	[*]	[*]/[*],[*]	[*]	[*]

Exhibit D – Company’s Business Plan

Stage	Activity	Approximate Duration	Total Timeline
Preclinical: Proof of Concept	Dose ranging study in a PTSD animal model (eg, contextual fear discrimination mouse study) to evaluate dose, duration of administration, and timing after acute event	[*]	[*]
Preclinical: IND Enabling	Initial Formulation development: ● API Sourcing, method development, stability ● Excipient blend for injection solution ● Short term stability ● Formulation selection	[*]	[*]
	Type B Pre-IND Meeting with FDA Meeting materials can be generated in parallel with formulation development	[*]	[*]
	GLP Toxicology Studies: ● Studies are contingent on the target dose, route of administration, and duration of treatment compared to Ketalar	[*]	[*]
	GMP Drug Development for Phase 2 Study	[*]	[*]
	US IND Submission/Approval	[*]	[*]
Clinical Phase [Note: this is a minimal expectation pending agreement with FDA]	Phase 2 dose ranging, placebo-controlled and proof of concept efficacy study in patients experiencing acute trauma or severe PTSD	[*]	[*]
	Pivotal Randomized, Phase 3, placebo-controlled study in patients experiencing acute trauma or severe PTSD	[*]	[*]
Marketing Authorization	505(b)(2) NDA (US)	[*]	[*]